EXHIBIT 1(k)

BLACKROCK LARGE CAP SERIES FUNDS, INC.

ARTICLES OF AMENDMENT

BLACKROCK LARGE CAP SERIES FUNDS, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), the charter of the Corporation is hereby amended by renaming the series of the Corporation as set forth below:

Current Name of Series	New Name of Series
BlackRock Large Cap Core Plus Fund	BlackRock Event Driven Equity Fund

SECOND: The amendment to the charter of the Corporation that is effected by these Articles of Amendment has been approved by a majority of the entire board of directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

THIRD: The authorized stock of the Corporation has not been increased by these Articles of Amendment.

FOURTH: As amended hereby, the charter of the Corporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, BLACKROCK LARGE CAP SERIES FUNDS, INC., has caused these Articles of Amendment to be signed in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this __ day of April 2016.

WITNESS:	BLACKROCK LARGE CAP SERIES FUNDS, INC.

By: ________________________	By: _____________________________
Name: Benjamin Archibald	Name: Neal J. Andrews
Title: Secretary	Title: Chief Financial Officer